Registration No. 333-163117

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-8 Registration Statement No. 333-163117

UNDER THE SECURITIES ACT OF 1933

TOWER GROUP INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Bermuda	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Bermuda Commercial Bank Building

19 Par-La-Ville Road

Hamilton, HM 11, Bermuda

(Address of Principal Executive Offices) (Zip Code)

Tower Group, Inc. 2007 Stock Incentive Plan for Employees of Specialty Underwriters’ Alliance, Inc.

Tower Group, Inc. 2004 Stock Option Plan for Employees of Specialty Underwriters’ Alliance, Inc.

(Full Title of the Plan)

William E. Hitselberger

President and Chief Financial Officer

Tower Group International, Ltd.

120 Broadway, 31st Floor

New York, New York 10271

(Name and address of agent for service)

(212) 655-2000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

On November 13, 2009, Tower Group, Inc. (the “Predecessor Registrant”), the predecessor to Tower Group International, Ltd. (the “Registrant”), filed Registration Statement No. 333-163117 on Form S-8 (the “2009 Registration Statement”) pursuant to which the Predecessor Registrant registered the offering of 293,335 shares of common stock, par value $0.01 per share (the “Common Stock”) under the Tower Group, Inc. 2007 Stock Incentive Plan for Employees of Specialty Underwriters’ Alliance, Inc. and the Tower Group, Inc. 2004 Stock Option Plan for Employees of Specialty Underwriters’ Alliance, Inc. (collectively, the “Plans”).

On September 15, 2014, pursuant to the Agreement and Plan of Merger dated as of January 3, 2014, among ACP Re, Ltd., a Bermuda exempted company (“Parent”), London Acquisition Company Limited, a Bermuda exempted company and wholly owned subsidiary of ACP Re (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”). As a result of the Merger, the Registrant has terminated all offerings of Common Stock pursuant to its existing registration statements, including the 2009 Registration Statement. Shares of Common Stock will no longer be offered or sold under the Plans. In accordance with an undertaking made by the Registrant in the 2009 Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock that remain unsold at the termination of the relevant offering, the Registrant hereby removes from registration all shares of its Common Stock previously authorized under the 2009 Registration Statement to be offered or sold by the Registrant under the Plans and that remained unsold as of the effective time of the Merger.

This Post-Effective Amendment No. 1 is being filed in accordance with the requirements of Item 512(a)(3) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, State of New York, on this 24th day September, 2014.

TOWER GROUP INTERNATIONAL, LTD.

By:	/s/ William E. Hitselberger
Name:	William E. Hitselberger
Title:	President and Chief Financial Officer